Exhibit 10.1

March 28, 2003

Mr. Chris Koeneman

Laurel House, Coronation Road

South Ascot, Berkshire, SL5 9LP

United Kingdom

Dear Chris:

It is a distinct pleasure to offer you the position of Sr. Vice President, Sales and Service with Avici Systems Inc. (the “Company” or “Avici”). In this capacity you will report to me. Your starting bi-weekly base salary will be $6,730.77, which annualized is $175,000. In addition, you will be eligible to participate in Avici’s Variable Pay Plan (VPP) at a target of 15% of your annual base pay.

You will also be eligible for a sales incentive of $200,000 annually, at target, payable in quarterly installments. Incentives paid, equal to $50,000/quarter at 100% of target based on fifty percent (50%) tied to specific corporate objectives and the remaining fifty percent (50%) based on sales quota. There will be no cap on the sales incentive plan.

Therefore, your total targeted compensation will be $401,250 during your first year of employment comprised of $175,000 in base salary, and $26,250 in the targeted VPP incentive and $200,000 in targeted sales incentive.

In this role, you will be considered an executive officer of the Company as that term is used in rules and regulations proscribed by the Securities and Exchange Commission and you will be responsible for compliance with all SEC rules and regulations. The Company will provide assistance to you with respect to your reporting obligations.

You will also be granted an option to purchase 100,000 shares of Avici Common Stock with an exercise price per share equal to the fair market value of the Avici Common stock on the date of grant. The stock will vest over four years at 25% per year. After your first anniversary, the remaining shares vest on a per month basis of 2.0833%. All stock grants are subject to the terms and conditions of the Corporation’s 2000 Stock Incentive Plan and are subject to the approval of the Compensation Committee of the Board of Directors.

In the event of a change of control of the Company, you will receive accelerated vesting of 50% of all remaining unvested options. Further, if due to a change of control, you are terminated without cause or have a significant reduction in responsibility, position, or compensation, all remaining unvested options would become fully vested.

In the event of termination without cause, you will receive six months continuation of salary and benefits. In the event of a change of control that brings a reduction in responsibility, position, or compensation, or you are terminated without cause, you will receive six months of continuation of salary and benefits.

Avici will reimburse you for your relocation to the Massachusetts area for actual and reasonable expenses listed below, on a tax gross up basis, so long as your move is completed within the first fifteen months of your employment. This includes:

•	House hunting trip for you and your family to the Boston area,

•	Packing, shipment and 30 days storage of household goods direct billed to Avici (not included in gross up calculation),

•	Reimbursement of realtor fees for the selling of your home,

26

•	Buyers assistance fees for the purchase of your new home,

•	Temporary housing for you and your family in the Boston area for four months.

In addition, we will pay you a salary relocation bonus in the amount of two months gross salary to cover other incidental moving expenses.

Should you voluntarily leave Avici’s employ during the first twelve months of employment, any monies paid for relocation expenses and any relocation bonus are reimbursable to Avici on a pro-rated basis.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Avici employees. Avici’s benefits are described in the enclosed document titled “Avici’s 2003 Benefits Summary for Full-Time Employees”. Avici offers two medical insurance plans to choose from, Blue Cross/Blue Shield of New England–HMO and Blue Cross/Blue Shield–PPO. Other benefits include Delta Dental plan with orthodontia coverage, a Fidelity 401(k) program, a pre-tax medical and dependent care program, a vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Avici’s also offers vacation (accrued up to 15 days) and holidays (9 days plus 2 floaters). Please note that Avici reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please plan on arriving promptly at 9:00 a.m. in building two on your first day of employment for Benefits Orientation with a member of the Human Resources group. Your manager will be available following orientation to assist you with your initial introduction and assimilation to Avici.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver’s license and birth certificate/social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date and return it to me. If you wish to fax a copy to me, please send directly to my office at 978-964-2650.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will”. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that Avici will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Avici is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Monday, March 31, 2003. This offer supercedes all prior offers, both verbal and written.

Chris, we are very pleased by the prospect of your addition to the Avici team and we are sure that you will play an important role in the future success of the Company.

Sincerely,

Steve Kaufman,

President and Chief Executive Officer

Avici Systems Inc.

27

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is “at-will” which means that either the Company or I can terminate the employment relationship at any time.

Accepted by: ________________________________	Date:___________________________

Start Date: _______________________

Enclosures: 2003 Benefits Summary for Full-Time Employees

   Avici Variable Pay Plan (VPP)

   BC/BS HMO and PPO Plan Descriptions

   2000 Stock Option and Incentive Plan

   Invention, Non-disclosure & Non-Compete Agreement

I-9 Form Delta Dental Plan Description 2003 Sales Incentive Plan 2000 ESPP Plan

28